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                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (Dollars in millions)


                                                                      Years Ended December 31,
                                                       ----------------------------------------------------------
                                                        1994         1993*        1992*        1991*        1990*
                                                       ------       ------       ------       ------       ------
Earnings:
   Income from continuing operations
      before income taxes                              $246.6       $298.0      $145.5       $ 93.1        $ 39.6
   Add:
      Interest expense--net                             139.8        140.8       136.5        134.2         108.5
      Rental expense representative
         of interest factor                               9.2          8.1         8.3          5.3           3.0
      Preferred dividends of
         subsidiaries                                       -            -          .3           .8           1.6
      Interest accrued--50% owned
         company                                         31.7         31.3        27.3         10.3             -
      Other                                               2.0          4.1          .4           .9           (.7)
                                                       ------       ------      ------       ------        ------

         Total earnings as adjusted
           plus fixed charges                          $429.3       $482.3      $318.3       $244.6        $152.0
                                                       ======       ======      ======       ======        ======

Fixed charges and preferred stock
   dividend requirements:
      Interest expense--net                            $139.8       $140.8      $136.5       $134.2        $108.5
      Capitalized interest                                6.0         10.4         8.9          4.7           2.8
      Rental expense representative
         of interest factor                               9.2          8.1         8.3          5.3           3.0
      Pretax effect of dividends on
         preferred stock of the Company                  13.1         19.1        19.4         15.9          15.4
      Pretax effect of preferred
         dividends of subsidiaries                          -            -          .4          1.2           2.5
      Interest accrued--50% owned
         company                                         31.7         31.3        27.3         10.3             -
                                                       ------       ------      ------       ------        ------

           Combined fixed charges and
             preferred stock dividend
             requirements                              $199.8       $209.7      $200.8       $171.6        $132.2
                                                       ======       ======      ======       ======        ======

Ratio of earnings to combined
   fixed charges and preferred
   stock dividend requirements                           2.15         2.30        1.59         1.43          1.15
                                                       ======       ======      ======       ======        ======

*Restated as described in Note 2 of the Notes to Consolidated Financial
 Statements.